Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	March 10, 2020
	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMMENTS ON RECENT ECONOMIC DEVELOPMENTS

FREEHOLD, NJ, March 10, 2020........ UMH Properties, Inc. (NYSE: UMH), a real estate investment trust (REIT) specializing in manufactured home communities, is pleased to announce that our basic business continues to perform well. We are experiencing strong demand and rising rental rates at our locations.

Samuel A. Landy, President and Chief Executive Officer, commented, “We anticipate that occupancy and rents will not be impacted by the recent decline in oil and gas prices. Our view of the energy industry in Pennsylvania and Ohio was expressed in our 10-K and earnings release and continue to be our current position.”

“Our manufactured home communities are situated on 6,600 acres of valuable land. This includes 3,400 acres in the energy-rich Marcellus and Utica Shale regions. As anticipated, the vast oil and natural gas reserves in these areas have become substantial economic catalysts that are creating significant prosperity and growth. We believe we are still in the early stages of this energy bonanza and as a result, we look forward to very strong demand for decades to come. The American Petroleum Institute projects employment increases in Ohio and Pennsylvania of 138,000 jobs per year through 2035. If this is actually achieved, it will be a game changer for these states.”

“The recent decline in UMH share price is not related to any fundamentals that we are aware of. Our cost of capital has gone down substantially and is a favorable recent development.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 122 manufactured home communities with approximately 23,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968